UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 9, 2010 (June 8, 2010)

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers

Non-Equity Incentive Plan Compensation.  At its meeting on June 8, 2010, the Personnel & Compensation Committee of the Kaman Corporation Board of Directors approved payment of long-term incentive program ("LTIP") awards to certain of the company's named executive officers for the completed three-year performance period January 1, 2007 – December 31, 2009 (the "completed performance period").   LTIP awards are made under the terms of the company's 2003 Stock Incentive Plan and in accordance with the plan, the Committee reviewed the company's actual financial performance compared to the average of the companies comprising the Russell 2000 index for the same performance period utilizing the following factors: three-year average return on investment (weighted 40%), average annual growth in earnings per share (weighted 40%), and total three-year return to shareholders (weighted 20%).  Financial performance in the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum payment of 200% of target.  Interpolation is used to determine payments for financial performance between the quartiles.

Based upon the results of that review, the Committee determined that the award percentage for the completed performance period was 200% of target and approved the following payments (which were made in cash because each individual meets his/her stock ownership guideline requirements) which are shown together with a new total compensation figure to update the Summary Compensation Table for Fiscal Year 2009 to include the LTIP payment:

Name	Principal Position	LTIP Payment (Non-Equity Incentive Plan Compensation) ($)	Total ($)

Candace A. Clark	Senior Vice President and Chief Legal Officer	619,400	1,711,761

Ronald M. Galla	Senior Vice President and Chief Information Officer	507,600	1,427,856

These award amounts are the same as the estimated amounts disclosed by the company in its 2010 proxy statement; the amounts were estimated at that time because it was not possible to compare the company’s performance results to that of the Russell 2000 index companies as information for only a small percentage of index companies was available.  All awards were paid in cash.

The company’s other current named executive officers, Neal J. Keating, Chairman, President and Chief Executive Officer, William C. Denninger, Senior Vice President and Chief Financial Officer and Gregory L. Steiner, President of Kaman Aerospace Group, Inc. (a subsidiary of the company) did not participate in the completed performance period because they were not associated with the company when the performance period began on January 1, 2007.

Non-Employee Director Compensation

On June 8, 2010, the Corporate Governance Committee of the Kaman Corporation Board of Directors recommended to the Board of Directors (the “Board”) a revised annual compensation fee schedule for non-employee directors which was approved by the Board on the same date.   The revised fee schedule, effective July 1, 2010, as compared to the current fee schedule, which has been in effect since January 1, 2008, is as follows:

Kaman Corporation Board of Directors Compensation Comparison
	Effective Jan. 1, 2008	Effective July 1, 2010

Cash
Retainer Fees:
Board	$45,000	$45,000

Lead Director	30,000	30,000

Committee Chairs:
Audit Committee	15,000	15,000
Corporate Governance Committee	6,000	7,500
Personnel & Compensation Committee	7,500	10,000
Finance Committee	6,000	6,500

Board per Meeting Fee	1,500	1,500
Committee per Meeting Fee	1,500	1,500
Committee Chairman per Meeting Fee	1,800	1,800
Vice Chairman (non-employee, per meeting when serving as Chair)	N/A	N/A

Stock
Restricted Stock Award at Annual Meeting	2,000 shares**	Shares having Fair Market Value equal to $80,000
Estimated Annual Fees Total estimated annual compensation for a Director sitting on two committees (non chair, 5 meetings per Committee) and stock price of $24 per share:	$117,000	$149,000

*All restrictions immediately lapse

The revised fee schedule is the result of a review undertaken by the Corporate Governance Committee in accordance with its charter, which contemplates a biennial review. The Committee was assisted in this process by Mr. Geoffrey Wiegman, an independent consultant who also assists the Board’s Personnel & Compensation Committee.  Mr. Wiegman provided recommendations, which were adopted by the Committee, based upon his review of director compensation levels and practices for the group of Russell 2000 companies utilized for executive compensation analysis purposes and reflected in the Company’s 2010 Proxy Statement and reports issued by the Conference Board, the National Association of Corporate Directors and Towers Watson.  The changes in board compensation levels reflect the increased time commitment for directors during the past few years and current market practices.

Item 8.01                      Other Events

On June 9, 2010, the Company announced that Mr. T. Jack Cahill, president of its Kaman Industrial Technologies Corporation (KIT) subsidiary has decided to retire on August 31, 2010, after 35 years with KIT. Mr. Cahill has been KIT’s president since 1993 and prior to that held numerous increasingly senior positions within the company.  The Company also announced that Mr. Steven J. Smidler, currently Senior Vice President and Chief Operating Officer of KIT, will be appointed to the role of President, effective September 1, 2010. Mr. Smidler, who has 28 years of experience in high technology products, sales management, marketing and general management, joined KIT on December 1, 2009.

Item 9.01                      Financial Statements and Exhibits

(d)         Exhibits

The following documents are filed as Exhibits herewith:

Exhibit 99.1 - Press Release dated June 9, 2010 announcing Mr. Cahill's retirement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Candace A. Clark
Candace A. Clark
Senior Vice President,
Chief Legal Officer and Secretary

Date: June 9, 2010

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit	Description

99.1	Press Release dated June 9, 2010 announcing Mr. Cahill's retirement	Attached